Filed Pursuant to Rule 433
Dated June 27, 2012
Registration Statement No. 333-178262

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)

Investing in these notes involves risks. See "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission and in the Prospectus and Prospectus Supplement pursuant to which these notes are issued.

Issuer:	General Electric Capital Corporation
Trade Date:	June 27, 2012
Settlement Date (Original Issue Date):	July 2, 2012
Maturity Date:	July 2, 2015
Principal Amount:	US $1,200,000,000
Price to Public (Issue Price):	99.915%
Agents Commission:	0.20%
All-in Price:	99.715%
Net Proceeds to Issuer:	US $1,196,580,000
Treasury Benchmark:	0.375% due June 15, 2015
Treasury Yield:	0.404%
Spread to Treasury Benchmark:	Plus 1.25%
Reoffer Yield:	1.654%
Interest Rate Per Annum:	1.625%
Interest Payment Dates:	Semi-annually on the 2nd day of each January and July, commencing January 2, 2013 and ending on the Maturity Date
Day Count Convention:	30/360, Following Unadjusted
Business Day Convention:	New York
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Notice Period:	None
Put Dates (if any):	None
Put Notice Period:	None

Filed Pursuant to Rule 433
Dated June 27, 2012
Registration Statement No. 333-178262

CUSIP:	36962G5Z3
ISIN:	US36962G5Z35

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 99.915% of the aggregate principal amount less an underwriting discount equal to 0.20% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
Citigroup Global Markets Inc.	$282,000,000
Deutsche Bank Securities Inc.	$282,000,000
J.P. Morgan Securities LLC	$282,000,000
Morgan Stanley & Co. LLC	$282,000,000
Co-Managers:
CastleOak Securities, L.P.	$12,000,000
Lebenthal & Co., LLC	$12,000,000
Mischler Financial Group, Inc.	$12,000,000
Samuel A. Ramirez & Company, Inc.	$12,000,000
The Williams Capital Group, L.P.	$12,000,000
Toussaint Capital Partners, LLC	$12,000,000
Total	$1,200,000,000

The Issuer has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the Issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407, Deutsche Bank Securities Inc. at 1-800-503-6411, J.P. Morgan Securities LLC collect at (212) 834-4533, or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.